Exhibit 10.2

Kaiser Aluminum 2024-2026 Long-Term Incentive Plan Performance Shares

The following sets forth the terms and conditions applicable to the Performance Shares granted pursuant to the terms of the Kaiser Aluminum 2024-2026 Long-Term Incentive Plan (the “LTIP”):

Performance Metrics:

The applicable measurable performance metrics:

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for 60% of the Performance Shares is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of Kaiser Aluminum Corporation (the “Company”) over the period from January 1, 2024 through December 31, 2026 (the “Performance Period”) compared to the TSR of companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P SmallCap 600 Materials Index and S&P MidCap 400 Materials Index, over the Performance Period; and
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for 40% of the Performance shares is the Company’s reported adjusted earnings before interest, tax, depreciation and amortization (“EBITDA”) margin (“Adjusted EBITDA Margin”), measured by the Company’s adjusted EBITDA as a percentage of conversion revenue, over the Performance Period.

TSR Performance Objective
The Relative TSR Ranking will be based on the Company’s relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.
The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the applicable performance period, respectively.
Any Peer Company that is acquired during the Performance Period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the Performance Period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for TSR performance at the target level (a multiplier of 1.00x) is 100% of the applicable Performance Shares. The threshold performance required to potentially earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for TSR performance at the threshold level (a multiplier of 0.50x) is 50% of the applicable Performance Shares. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking equals or exceeds the 90th percentile, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 200% of the applicable Performance Shares.

The multiplier for Performance Shares based on TSR Percentile Ranking will be determined by straight line interpolation between the measuring points based on the Relative TSR Ranking as follows:
TSR Percentile Ranking <25th percentile 25th percentile 50th percentile 75th percentile ≥90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x
If the TSR of the Company over the Performance Period is negative, then the multiplier shall be capped at 1.00x.
Adjusted EBITDA Margin Objective
The Company’s Adjusted EBITDA Margin performance is measured by the Company’s adjusted EBITDA as a percentage of conversion revenue over the Performance Period.

Except as otherwise noted below, Adjusted EBITDA shall equal the sum of the Company’s adjusted EBITDA as reflected in the Company’s Reconciliations of Non-GAAP Measures – Consolidated, as reported in the Company’s earnings materials, for the three years over the Performance Period. Costs and expenses incurred by the Company in connection with the ongoing implementation of the enterprise resource planning project and otherwise included in the calculation of the Company’s Adjusted EBITDA shall be added back to the Company’s Adjusted EBITDA solely for purposes of determining the Company’s Adjusted EBITDA Margin performance under this plan except to the extent attributable or otherwise allocated to facilities which have completed the implementation of the project.
Conversion revenue shall equal the sum of the Company’s Net Sales less the hedged cost of alloyed metal for three years over the Performance Period.

The Adjusted EBITDA Margin target is [a target performance level approved by the compensation committee] (the “Target Adjusted EBITDA Margin Performance”). The payout for Target Adjusted EBITDA Margin Performance (a multiplier of 1.00x) is 100% of the applicable Performance Shares. If the Adjusted EBITDA Margin is equal to or less than [the threshold level approved by the compensation committee], no Performance Shares will be earned. If the Adjusted EBITDA Margin equals or exceeds [the maximum performance level approved by the compensation committee], Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 200% of the applicable Performance Shares.

The multiplier for Performance Shares based on Adjusted EBITDA Margin Performance will be determined by a straight line interpolation based on EBITDA Margin [targets approved by the compensation committee.]

Determination of Number of Performance Shares Potentially Earned:

The number of Performance Shares earned, if any, will be determined as follows:

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Following December 31, 2026, the Committee will approve a multiplier (“LTI Multiplier”) for each of the performance metrics described above based on the Company’s performance.
•
The number of Performance Shares earned, if any, will equal the sum of the product (rounded down to the nearest whole number) of (1) the target number of Performance Shares granted under each performance metric and (2) the LTI Multiplier determined based on each of the applicable Company performance metrics (rounded to the nearest whole percentage point); provided, however, such number will not exceed two times the target number of Performance Shares granted hereunder.

The Committee will approve the LTI Multiplier for each performance metric no later than March 15, 2027.

Administrative Provisions:

The LTIP may be modified, amended or terminated by the Compensation Committee at any time. If the LTIP is terminated, modified or amended, then future payments from the LTIP are governed by such modifications or amendments. If the LTIP is terminated, then a prorated award will be determined based on number of months up to termination.

The CEO, with oversight from the Compensation Committee, has the discretionary authority to interpret the terms of the plan and those decisions shall be final, binding and conclusive on all persons affected.

Additional administrative provisions are reflected in the terms of the applicable grant documents.

Annex I

Peer Company List